Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076

tel: (617) 219-1440 fax: (617) 219-1441

FOR IMMEDIATE RELEASE

Contacts:

Timothy A. Bonang, Vice President, Investor Relations

(617) 219-1440

www.govreit.com

Government Properties Income Trust Announces Elimination of LIBOR Floor for $250 Million Secured Credit Facility

Newton, MA (March 23, 2010).  Government Properties Income Trust (NYSE: GOV) today announced that it has amended its $250 million secured revolving credit facility to eliminate a provision in the definition of Eurodollar Rate, or LIBOR Rate, that establishes a minimum LIBOR Rate of 2.0% (the “LIBOR Floor”).  There were no other changes to the agreement.

GOV’s $250 million secured credit facility is provided by a group of banks and matures on April 24, 2012.  GOV also has the option to extend the facility, subject to certain conditions, for one year to April 24, 2013.  After the elimination of the LIBOR Floor, interest under the facility is generally set at LIBOR plus a spread which varies depending on the amount of debt leverage.  Based on today’s 30 day LIBOR Rate, the elimination of the LIBOR Floor reduces GOV’s borrowing cost from 5.00% to approximately 3.24%, a savings of approximately 176 basis points.

Government Properties Income Trust is a real estate investment trust, or REIT, which owns properties leased primarily to the U.S. Government and state governments located throughout the United States.  GOV is headquartered in Newton, MA.

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A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.